Ex-99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 53 to Registration Statement No. 002-62797 on Form N-1A of our report dated September 25, 2014, relating to the financial statements and financial highlights of Lord Abbett Developing Growth Fund, Inc. appearing in the Annual Report on Form N-CSR of Lord Abbett Developing Growth Fund, Inc. for the year ended July 31, 2014.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 19, 2014